CUSIP No. 67622M108                   13G                     Page 1 of 25 Pages



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                                 OfficeMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67622M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 11, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                               Rafael Robles Miaja
                     Franck, Galicia, Duclaud y Robles, S.C.
                                  Torre Optima
--------------------------------------------------------------------------------
                                   Tercer Piso
                         Avenida Paseo de las Palmas 405
                          Colonia: Lomas de Chapultepec
--------------------------------------------------------------------------------
                           Mexico, D.F. 11000, MEXICO
                           Telephone: 011-525-540-9200
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]  Rule 13d-1(b)
           [X]  Rule 13d-1(c)
           [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67622M108                   13G                     Page 2 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Carlos Slim Helu

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER

                                 - 0 -
      NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                     Page 3 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Carlos Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER

                                 - 0 -
       NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                     Page 4 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Marco Antonio Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER

                                 - 0 -
       NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                     Page 5 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Patrick Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER

                                 - 0 -
       NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                     Page 6 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Maria Soumaya Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER

                                 - 0 -
       NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                     Page 7 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Vanessa Paola Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER

                                 - 0 -
       NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                     Page 8 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Johanna Monique Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER

                                 - 0 -
       NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                     Page 9 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Inmobiliaria Carso, S.A. de C.V.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER

                                 - 0 -
       NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       HC, CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                    Page 10 of 25 Pages


 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Orient Star Holdings LLC

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]

                                                            (b) [ ]

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                            5    SOLE VOTING POWER

                                 - 0 -
       NUMBER OF
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                  13,216,000
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                    - 0 -

                            8    SHARED DISPOSITIVE POWER

                                 13,216,000

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       13,216,000 (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.7% (see Item 4(b))

12     TYPE OF REPORTING PERSON*

       HC, OO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 67622M108                   13G                    Page 11 of 25 Pages


Item 1.
     (a)   Name of Issuer:
           OfficeMax, Inc.
     (b)   Address of Issuer's Principal Executive Offices:
           3605 Warrensville Center Road
           Shaker Heights, OH  44122

Item 2.
     (a)   Name of Persons Filing:

            This Statement is filed, pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the persons listed below (the "Reporting Persons").

            (1)

            Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family") are beneficiaries of a Mexican trust which in turn owns 100% of the outstanding voting equity securities of Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria").

            (2)

            Inmobiliaria is a corporation organized under the laws of Mexico. Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

            (3)

            Orient Star is a limited liability company organized under the laws of Delaware. Orient Star is a holding company with portfolio investments in various companies.

CUSIP No. 67622M108                   13G                    Page 12 of 25 Pages


     (b)    Address of Principal Business Office:

            (i) The principal business address for each member of the Slim Family is:
            Paseo de las Palmas 736
            Colonia Lomas de Chapultepec
            Mexico D.F. 11000

            (ii) Inmobiliaria's principal business address is:
            Insurgentes Sur #3500, PB-4
            Pena Pobre
            Mexico D.F.  14060

            (iii) Orient Star's principal business address is:
            1000 Louisiana Street
            Suite 565
            Houston, TX  77002

     (c)    Citizenship:
            Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a Mexican corporation, and Orient Star is a Delaware limited liability company.

     (d)    Title of Class of Securities:
            Common Stock, no par value.

     (e)    CUSIP Number:
            67622M108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a(n):

     (a)    [  ]  Broker or Dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o)

     (b)    [  ]  Bank as defined in Section 3(a)(6) of the Act  (15 U.S.C. 78c)

     (c)    [  ]  Insurance Company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c)

     (d)    [  ]  Investment Company registered under Section 8 of the
                  Investment Company Act (15 (U.S.C. 80a-8)

     (e)    [  ]  Person registered as an investment adviser  under Section 203 of the Investment Advisers Act of 1940
                  (15 U.S.C. 80b-3) or under the laws of any state.

     (f)    [  ]  Employee Benefit Plan or Endowment Fund in accordance with section 240.13d-1(b)(1)(ii)(F)

     (g)    [  ]  Parent Holding Company or Control Person in accordance with section 240.13d-1(b)(ii)(G)

     (h)    [  ]  Savings Association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act (12 U.S.C. 1813)

CUSIP No. 67622M108                   13G                    Page 13 of 25 Pages


     (i)    [  ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3)

     (j)    [  ]  Group in accordance with ss.240.13d-1(b)(1)(ii)(J)

            If this statement is filed pursuant to ss.240.13d-1(c), check this box [X]

Item 4. Ownership

     (a)    Amount Beneficially Owned:
            Orient Star directly owns, as of May 19, 2000, 13,216,000 shares of common stock, no par value, of the Issuer (the "Shares"). By virtue of the Shares held by Orient Star, Inmobiliaria, as the sole member of Orient Star, beneficially owns 13,216,000 Shares. The Slim Family, through their ownership of the voting and economic interests in a trust, owns 100% of the outstanding voting equity securities of Inmobiliaria. Inmobiliaria owns 100% of the outstanding voting securities of Orient Star. Thus, all Shares owned by Inmobiliaria and Orient Star are deemed to be beneficially owned by each member of the Slim Family.

    (b)     Percent of Class:
            The Shares held by the Slim Family, Inmobiliaria and Orient Star constitute approximately 11.7% of the outstanding Common Stock of the issuer (based on 112,626,982 shares outstanding).

    (c)     Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:
                    -0-
              (ii)  Shared power to vote or to direct the vote:
                    13,216,000 Shares
             (iii)  Sole power to dispose or to direct the disposition of:
                    -0-
              (iv)  Shared power to direct the disposition of:
                    13,216,000 Shares

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that
            as of the date hereof the reporting person has ceased to     [  ]
            be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
            Holding Company

            Not applicable.

CUSIP No. 67622M108                   13G                    Page 14 of 25 Pages


Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 67622M108                   13G                    Page 15 of 25 Pages


                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu

         --------------------------------

         Carlos Slim Domit                           By: /s/ Eduardo Valdes
                                                         -----------------------
         --------------------------------                Eduardo Valdes
                                                         Attorney-in-Fact
         Marco Antonio Slim Domit                        May 19, 2000

         --------------------------------

         Patrick Slim Domit

         --------------------------------

         Maria Soumaya Slim Domit

         --------------------------------

         Vanessa Paola Slim Domit

         --------------------------------

         Johanna Monique Slim Domit

         --------------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         --------------------------------
         By: Alejandro Escoto
         Title: Attorney, in Fact


         ORIENT STAR HOLDINGS LLC


         --------------------------------
         By: James M. Nakfoor
         Title: Manager

CUSIP No. 67622M108                   13G                    Page 16 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                          /s/ Carlos Slim Helu
                                          ------------------------
     January 14, 2000                     By: Carlos Slim Helu

CUSIP No. 67622M108                   13G                    Page 17 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                          /s/ Carlos Slim Domit
                                          ----------------------------
      January 14, 2000                    By: Carlos Slim Domit

CUSIP No. 67622M108                   13G                    Page 18 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                          /s/ Marco Antonio Slim Domit
                                          ----------------------------
    January 14, 2000                      By: Marco Antonio Slim Domit

CUSIP No. 67622M108                   13G                    Page 19 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                          /s/ Patrick Slim Domit
                                          ----------------------------
       January 14, 2000                   By: Patrick Slim Domit

CUSIP No. 67622M108                   13G                    Page 20 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                          /s/ Maria Soumaya Slim Domit
                                          ----------------------------
     January 14, 2000                     By: Maria Soumaya Slim Domit

CUSIP No. 67622M108                   13G                    Page 21 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                          /s/ Vanessa Paola Slim Domit
                                          ----------------------------
    January 14, 2000                      By: Vanessa Paola Slim Domit

CUSIP No. 67622M108                   13G                    Page 22 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                          /s/ Johanna Monique Slim Domit
                                          ------------------------------
    January 14, 2000                      By: Johanna Monique Slim Domit

CUSIP No. 67622M108                   13G                    Page 23 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                          INMOBILIARIA CARSO, S.A. de C.V.

                                          /s/ Alejandro Escoto
                                          ----------------------------
     January 14, 2000                     By: Alejandro Escoto
                                          Title: Attorney, in Fact

CUSIP No. 67622M108                   13G                    Page 24 of 25 Pages


                                POWER OF ATTORNEY


            I, a holder of Common Shares, no par value (the "Securities") of OfficeMax, Inc., a corporation organized under the laws of Ohio (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                          ORIENT STAR HOLDINGS LLC

                                          /s/ James M. Nakfoor
                                          ----------------------------
      January 14, 2000                    By: James M. Nakfoor
                                          Title: Manager

CUSIP No. 67622M108                   13G                    Page 25 of 25 Pages


                             JOINT FILING AGREEMENT

         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 18th day of January, 2000, by and between Mr. Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inmobiliaria Carso, S.A. de C.V. and Orient Star Holdings LLC.

         The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of OfficeMax, Inc. that are required to be reported on any such Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

         Carlos Slim Helu
         /s/ Carlos Slim Helu
         -------------------------------
         Carlos Slim Domit                            By: /s/ Eduardo Valdes
         /s/ Carlos Slim Domit                            ----------------------
         -------------------------------                  Eduardo Valdes
         Marco Antonio Slim Domit                         Attorney-in-Fact
         /s/ Marco Antonio Slim Domit                     January 18, 2000
         -------------------------------
         Patrick Slim Domit
         /s/ Patrick Slim Domit
         -------------------------------
         Maria Soumaya Slim Domit
         /s/ Maria Soumaya Slim Domit
         -------------------------------
         Vanessa Paola Slim Domit
         /s/ Vanessa Paola Slim Domit
         -------------------------------
         Johanna Monique Slim Domit
         /s/ Johanna Monique Slim Domit
         -------------------------------

         INMOBILIARIA CARSO, S.A. DE C.V.

         /s/ Alejandro Escoto
         -------------------------------
         By: Alejandro Escoto
         Title: Attorney, in Fact

         ORIENT STAR HOLDINGS LLC
         /s/ James M. Nakfoor
         -------------------------------
         By: James M. Nakfoor
         Title: Manager